1 AMENDMENT NO. 1 TO AMENDED AND RESTATED LEASE AGREEMENT THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED LEASE AGREEMENT (this “Amendment”) is made as of July 9, 2021 (the “Effective Date”), by and between 3D FIELDS, LLC, a South Carolina limited liability company (“Landlord”), and 3D SYSTEMS CORPORATION, a Delaware corporation (“Tenant”). RECITALS: WHEREAS, Tenant and Landlord, as successor-in-interest to Lex Rock Hill L.P., as successor-in-interest to KDC-Carolina Investments 3, LP, are parties to that certain Lease Agreement dated February 8, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated August 7, 2006 and effective June 15, 2006 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated October 6, 2006 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease Agreement dated December 18, 2006 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease Agreement dated February 26, 2007 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Lease Agreement dated March 17, 2011 (the “Fifth Amendment”), and as further amended and restated in that certain Amended and Restated Lease Agreement dated February 25, 2021 (the “Lease”); and WHEREAS, Landlord and Tenant desire to amend, modify, and clarify the Lease to better reflect the agreement between the parties. NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Recitals; Capitalized Terms. The Recitals set forth above are hereby incorporated into this Amendment as if set forth herein in full. All capitalized terms not otherwise defined in this Amendment shall have the same meanings ascribed to such terms in the Lease. 2. Waterford II Building Plans. The Preliminary Waterford II Building Plans referenced as Exhibit C-1 in the Lease are attached hereto as Exhibit C-1. 3. Construction of Waterford II Improvements. a. The first sentence of Section 4(b) of the Lease is hereby deleted in its entirety and in lieu thereof, the following shall be inserted: (b) Landlord appoints Steven Fields and Kim B. Fields as its representatives and Tenant appoints Stuart Harborne, Director-Real Estate, EHS and Facilities at 3D Systems Corporation, as its representatives to act on its behalf in dealings with the other party, and both parties appoint Jack Burns, Managing Principal at Cresa, to act on their joint behalf as project

2 manager in matters relating to the construction of the Waterford II Improvements. b. The third full sentence of Section 4(d) of the Lease is hereby deleted in its entirety and in lieu thereof, the following shall be inserted: Tenant shall cause its design build contractor to diligently proceed with the construction of the Waterford II Improvements and shall use commercially reasonable efforts to cause its design build contractor to Substantially Complete (as below defined) the Waterford II Improvements on or before May 22, 2022. c. Section 4(l) of the Lease is hereby deleted in its entirety and in lieu thereof, the following shall be inserted: (l) Throughout the period between the date on which Tenant’s design build contractor commences construction of the Waterford II Improvements and the Substantial Completion Date, Tenant’s design build contractor shall, at Tenant’s sole cost and expense, maintain in force with respect to the Waterford II Improvements an all-risk builder’s risk insurance policy on a completed value basis in form acceptable to Landlord and in an amount equal to the full replacement cost of the Waterford II Improvements, which policy shall name Landlord (and its lender) and Tenant as additional insureds and shall name Landlord (and its lender) as loss payees. Any premium for such policy shall be paid directly by Tenant (or its design build contractor). In the event that Tenant (or Tenant’s design build contractor) seeks reimbursement from Landlord for any such premiums, such amount shall be included in the Total Project Cost (as defined in the Lease). In the event of a casualty, Tenant (or its design build contractor) shall pay the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment may, in the sole discretion of Landlord, be deemed Additional Rent hereunder and shall be due and payable by Tenant upon the later of: (i) within thirty (30) days of the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor. Tenant and its design build contractor shall each maintain general liability insurance (in form and amounts reasonably satisfactory to Landlord) naming Landlord (and its lender) as additional insured(s) on additional insured endorsement GC 2010-1185 (or its equivalent). In addition, Tenant shall cause Tenant’s design build contractor to maintain workers’ compensation insurance required by applicable law and shall promptly provide to Landlord reasonable documentary evidence of such insurance coverage(s). Each party shall deliver certificates of insurance to the other evidencing such policies, and such policies shall provide that no cancellation, surrender or material change will become effective unless each additional insured receives written notice at least 30 days in advance of the time at which such cancellation, surrender or material change becomes effective. All insurance required to be maintained pursuant to this Section must be maintained with insurers authorized to do business in the State of South Carolina and having an A.M. Best Rating of A- and VIII or higher. Prior to commencing any work, each named insured shall deliver to

3 the additional insured(s) such certificates as may be reasonably required to establish that the insurance coverage required by this Section is in effect from time to time, and that the insurer(s) have agreed to give the other party at least 30 days’ notice prior to any cancellation of, or material modification to, the required coverage. 4. Term of Lease. a. Section 5(a) of the Lease shall be deleted in its entirety and in lieu thereof, the following shall be inserted: (a) The initial term (“Initial Term”) for the Waterford I Premises commenced November 22, 2006 (the “Waterford I Commencement Date”) and is set to expire August 31, 2021. Landlord and Tenant hereby acknowledge and agree that (i) the Initial Term for the Waterford I Premises shall be extended to 11:59 p.m. (Rock Hill, South Carolina local time) August 31, 2037; (ii) the commencement date for the Waterford II Premises (the “Waterford II Commencement Date”) shall be the Substantial Completion Date; and (iii) the Initial Term for both the Waterford I Premises and the Waterford II Premises shall expire simultaneously at 11:59 p.m. (Rock Hill, South Carolina local time) August 31, 2037 (the “Expiration Date”). b. Section 5(d) of the Lease shall be deleted in its entirety and in lieu thereof, the following shall be inserted: (d) Tenant shall have the right to terminate this Lease as of December 31, 2031 (the “Early Termination Date”) with respect to either the Waterford I Premises or the Waterford II Premises, or both, by providing written notice of termination to Landlord no later than December 31, 2030 and upon giving such notice, Tenant shall pay to Landlord an early termination fee as follows: Waterford I Premises - $350,000 Waterford II Premises - $700,000 Waterford I Premises and Waterford II Premises - $1,050,000 5. Waterford I Base Rent. Section 6(a) of the Lease is deleted in its entirety, and in lieu thereof, the following shall be inserted: (a) Waterford I Base Rent: Tenant shall pay to Landlord base annual rent for the Waterford I Premises (“Waterford I Base Rent”) in monthly installments in advance, as follows:

		Waterford I		Waterford I	
Lease Period		Annual Base Rent		Monthly Base Rent	
Effective Date	August 31, 2021	$	709,305.36	$	59,108.78
September 1, 2021	August 31, 2022	$	840,294.00	$	70,024.50
September 1, 2022	August 31, 2023	$	852,898.41	$	71,074.87
September 1, 2023	August 31, 2024	$	865,691.89	$	72,140.99
September 1, 2024	August 31, 2025	$	878,677.26	$	73,223.11
September 1, 2025	August 31, 2026	$	891,857.42	$	74,321.45
September 1, 2026	August 31, 2027	$	905,235.28	$	75,436.27
September 1, 2027	August 31, 2028	$	918,813.81	$	76,567.82
September 1, 2028	August 31, 2029	$	932,596.02	$	77,716.34
September 1, 2029	August 31, 2030	$	946,584.96	$	78,882.08
September 1, 2030	August 31, 2031	$	960,783.74	$	80,065.31
September 1, 2031	August 31, 2032	$	975,195.49	$	81,266.29
September 1, 2032	August 31, 2033	$	989,823.42	$	82,485.29
September 1, 2033	August 31, 2034	$	1,004,670.78	$	83,722.56
September 1, 2034	August 31, 2035	$	1,019,740.84	$	84,978.40
September 1, 2035	August 31, 2036	$	1,035,036.95	$	86,253.08
September 1, 2036	August 31, 2037	$	1,050,562.50	$	87,546.88

6. Waterford I Additional Rent.

a. The last sentence of Section 6(b) of the Lease is hereby deleted in its entirety, and in lieu thereof, the following shall be inserted:

The Waterford I AIF Additional Rent shall be paid in monthly installments, together with the Waterford I Base Rent, beginning January 1, 2023 and continuing through the expiration of the Term, including any Renewal Terms.

b. The following shall be added after the fourth full sentence in Section 2(a)(2) of Exhibit B to the Lease:

Notwithstanding the foregoing, in the event that Landlord agrees (in its sole discretion) in writing that Tenant's general (or design build) contractor may procure the builder's risk insurance policy with respect to the Waterford I Improvements, throughout the period between the date on which Tenant's general (or design build) contractor commences construction of the Waterford I Improvements and the date of completion of the Waterford I Improvements, Tenant's general (or design build) contractor (rather than Landlord) may maintain in force with respect to the Waterford I Improvements an all-risk builder's risk insurance policy on a completed value basis in an amount equal to the full replacement cost of the Waterford I Improvements, which policy shall name Landlord (and its lender) and Tenant as additional insureds, shall name Landlord (and its lender) as loss payees, and shall have a deductible of no more than $50,000. Any premium for such policy shall be paid directly by Tenant (or its general [or design build] contractor). In the event that Tenant (or Tenant's general [or design build] contractor) seeks reimbursement from Landlord for such

4

5 premium, such amount shall be included in the Total Project Cost (as defined in Section 6 of the Lease). In the event of a casualty, Tenant (or its general [or design build] contractor) shall pay the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment may, in the sole discretion of Landlord, be deemed Additional Rent hereunder and shall be due and payable by Tenant upon the later of: (i) within thirty (30) days of the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor. c. Section 3(b) of Exhibit B to the Lease is hereby deleted in its entirety, and in lieu thereof, the following shall be inserted: (b) If the amount remaining of the Waterford I TI Allowance is less than the final cost of any Waterford I Additional Improvements, Tenant shall be responsible for any excess costs. Landlord’s obligation to provide the Waterford I TI Allowance shall expire on December 31, 2022. d. Section 3(c) of Exhibit B to the Lease is hereby deleted in its entirety, and in lieu thereof, the following shall be inserted: (c) Waterford I Additional Improvement Funds. In addition to the Waterford I TI Allowance, Landlord agrees to provide Tenant up to $2,000,000 (the “Waterford I Additional Improvement Funds”) for use by Tenant to make additional improvements to the Waterford I Premises, all in accordance with the terms and subject to the conditions of the Lease. Any costs for Waterford I Additional Improvements in excess of the Waterford I TI Allowance shall be requested by Tenant of Landlord in the manner described in Section 3(a) of Exhibit B to the Lease. Following receipt of Tenant’s request and all required documentation, Landlord shall pay each respective contractor, and each such payment shall be deemed Waterford I Additional Improvement Funds. Each disbursement of Waterford I Additional Improvement Funds shall accrue interest at a rate of 8.0% per annum from the date of such disbursement. Landlord’s obligation to provide the Waterford I Additional Improvement Funds shall expire on December 31, 2022. On or before January 1, 2023, Landlord will calculate the aggregate Waterford I Additional Improvement Funds advanced and the accrued interest thereon (the “Final Waterford I AIF Amount”), and commencing January 1, 2023, Tenant shall pay Waterford I AIF Additional Rent in accordance with Section 6(b) of the Lease. 7. Taxes. Section 6(g) of the Lease is hereby deleted in its entirety, and in lieu thereof, the following shall be inserted: (g) Landlord shall file a request with all taxing authorities that issue tax bills or tax statements for Impositions on the Premises to deliver the tax bills or tax statements directly to Tenant. Tenant shall promptly deliver to Landlord copies of all tax bills and tax statements Tenant receives directly from the taxing authorities. Tenant shall pay all such tax bills or tax statements prior to delinquency. At least 15 business days prior to the date each such tax bill or tax statement would become delinquent, Tenant shall deliver to Landlord a copy of a paid receipt that the taxing

6 authority issues or a Certificate of No Tax Due issued by a reputable title insurance company, at Tenant’s expense, demonstrating the payment of that Imposition. If Tenant does not timely provide proof of the payment of any Imposition as required in the prior sentence within 5 business days prior to the date each such tax bill or tax statement would become delinquent, such failure shall be deemed an Event of Default (as described in Section 24 of the Lease), and Landlord may pay the Imposition and bill Tenant therefor. Except as otherwise set forth in Section 6(f) of the Lease, Tenant will be responsible for any interest or penalties that accrue with respect to all Impositions not timely paid by Tenant under this Section 6(g). 8. Insurance. Section 17 of the Lease is hereby deleted in its entirety, and in lieu thereof, the following shall be inserted: Section 17. Insurance (a) Commencing with the Waterford I Commencement Date and continuing through April 30, 2021, Tenant shall procure all insurance required under (and comply with) Section 17(a) of the Original Lease. Commencing May 1, 2021 with respect to the Waterford I Premises and on the Waterford II Commencement Date with respect to the Waterford II Premises, and continuing for the balance of the Term, Landlord shall, at Tenant’s sole cost and expense, provide and maintain a “special form” insurance policy (including fire and standard extended coverage perils, leakage from fire protective devices and other water damage, excluding flood) covering loss or damage to the Improvements (including, without limitation, the Waterford I Premises and the Waterford II Premises and any alterations made to the Premises from time to time) on a full replacement cost basis, naming Tenant as additional insured. Such insurance shall include an agreed amount endorsement and no coinsurance provisions and contain no exclusions for vandalism, malicious mischief, sprinkler leakage, or “act of terrorism” (as such term is defined in the Terrorism Risk Insurance Act of 2002). Boiler and Machinery Coverage shall be procured either by endorsement to the property policy or under a separate placement in an amount no less than 100% of the replacement cost or as otherwise approved by Landlord. The cost for all coverages described herein shall be deemed Additional Rent and shall be due and payable by Tenant within thirty (30) days following Landlord’s written request therefor. In the event of a casualty, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment shall be deemed Additional Rent and shall be due and payable by Tenant upon the later of: (i) within thirty (30) days of the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor. (b) Commencing with the Waterford I Commencement Date with respect to the Waterford I Premises and the Waterford II Commencement Date with respect to the Waterford II Premises, and continuing for the balance of the Term, Tenant shall, at its sole cost and expense, provide

7 and maintain the following insurance, naming Landlord and its lender as additional insureds and loss payee, in the amounts specified below: (i) “causes of loss – special form” property insurance covering Tenant’s trade fixtures, removable partitions, furnishings, signage, equipment, inventory, and other personal property (including property under the care, custody, or control of Tenant) and business interests which may be located in, upon or about the Premises in the amount of the full replacement cost of such property. (ii) business interruption insurance in an amount sufficient to provide for the payment of Rent during the continuation of any interruption of the Tenant’s business for a period of at least 12 months. Upon any casualty to the Premises allowing Tenant to terminate this Lease pursuant to Section 19 of the Lease, Landlord shall have no claim against the business interruption insurance proceeds of Tenant after the date of termination. (iii) bodily injury and property damage liability insurance, with a limit of not less than $2,000,000 per occurrence and $4,000,000 in the aggregate; such insurance will be on commercial general liability form 001 (or its equivalent) including, without limitation, personal injury and assumed contractual liability with regard to the indemnity agreements of Tenant set forth in Section 15 of the Lease; Tenant shall cause Landlord and its lender to be named as additional insureds under such liability insurance, as their interests may appear, and shall cause such coverage to include cross liability and severability of interests clauses and, unless otherwise approved in writing by Landlord, to have a deductible of $25,000 or less and no retention or self- insurance provision; (iv) worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of South Carolina and employers’ liability insurance in the limit of $500,000/500,000/500,000 (provided that such limits may be adjusted if required by law and Tenant may self-insure this obligation pursuant to a program of self-insurance if permissible under applicable law); (v) if Tenant operates owned, hired, or non-owned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage; and (vi) umbrella or excess liability insurance written on an occurrence basis and covering claims in excess of the underlying insurance described in the foregoing subsections (i), (iv) and (v) above, with a $15,000,000 minimum limit per occurrence. Such

8 insurance shall contain a provision that it will not be more restrictive than the primary insurance and shall drop down as primary insurance in the event the underlying insurance policy aggregate is exhausted. Each coverage in this Section 17(b) shall include a waiver of subrogation endorsement in favor of Landlord and Landlord’s lender. (c) All insurance required to be maintained by Landlord and Tenant pursuant to this Section 17 must be maintained with insurers licensed to do business in the State of South Carolina and having an A.M. Best Rating of at least A- and VIII. (d) Each of Landlord and Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket insurance so long as (i) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease. (e) The required deductibles, limits and coverages of all insurance set forth in this Section 17 may be adjusted from time to time by Landlord (but not more frequently than once every 5 years) to conform with customary and prevailing insurance policies at the time in the city in which the Premises are located or of securitized mortgage lending. (f) Within five (5) days of any request by Landlord, Landlord’s lender, or Tenant, as the case may be, and within 5 days of any policy renewal date, each party required to procure insurance hereunder shall furnish each additional insured or loss payee party with copies of all relevant policies or certificates of insurance evidencing the same, in forms reasonably acceptable to the requesting party, and paid receipts, evidencing that all of the insurance required by the provisions of this Lease are in effect, all premiums have been paid, and that the insurer(s) have agreed to give the requesting party at least 30 days’ notice prior to any cancellation of, or any material modification to, the required coverage. Such certificates of insurance shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself and shall name the additional insured or loss payee as certificate holder. Such certificates of insurance shall identify underwriters, the type of insurance, the insurance limits and deductibles and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Lease. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. Each of

9 Landlord and Tenant shall cause all commercial general liability and property policies maintained by such party to be written as primary policies, not contributing with and not supplemental to any coverage that the other may carry. Notwithstanding anything herein to the contrary, in the event any of the insurance coverage set forth herein as required coverage to be maintained by Landlord or Tenant, as the case may be, becomes unavailable, or if available but only at such rates as to be commercially unreasonable and are no longer typically required to be carried regarding premises comparable to the Premises, Landlord and Tenant shall cooperate in good faith to revise the applicable insurance coverage requirements to reflect then current market considerations. Tenant acknowledges that Landlord’s lender must approve any such revision of applicable insurance coverages. 9. Casualty. The first sentence of Section 19(b) of the Lease is hereby deleted in its entirety and in lieu thereof, the following shall be inserted: (b) If a fire or other casualty renders the Premises untenantable, in whole or in part, at any time (other than during the Waterford I Additional Improvements or the Waterford II Improvements, during which time Tenant shall not have the right to terminate the Lease) and the estimated time for the restoration of the Improvements exceeds the period that will expire on the date that is 270 days after the date of the occurrence of the fire or casualty, Tenant may terminate this Lease by the delivery of written notice to Landlord within 15 days following the date on which Landlord notifies Tenant of the estimated time for the restoration of the Improvements. 10. Tenant’s Default. Section 24(a) of the Lease is hereby deleted in its entirety and in lieu thereof, the following shall be inserted: (a) Tenant’s failure to pay any Base Rent or Additional Rent (including, without limitation, the Impositions) when due and the continuance of that failure for more than 5 business days after the date on which Landlord gives Tenant written notice of the delinquency, provided that Landlord is required to give notice of such failure only twice in any 12-month period and Landlord is not required to give Tenant notice of default for the third and subsequent Rent and other payment defaults during any 12-month period so that for those defaults, an Event of Default occurs if Tenant fails to pay any Rent when due and the failure continues for a period of five (5) business days. Notwithstanding the foregoing, in the case of Impositions, so long as Landlord directs the taxing authority to deliver tax statements directly to Tenant as required herein and such taxing authority does in fact deliver such tax statements to Tenant, Landlord shall not be required to provide Tenant with any notice of delinquency, and Tenant’s failure to pay any tax bill or tax statement within 5 business days prior to the date such tax bill or tax statement would become delinquent shall be deemed an Event of Default hereunder; 11. Successors and Assigns. This Amendment shall be binding upon the parties hereto, and their heirs, successors, and assigns.

10 12. Authority. The parties executing this Amendment hereby represent and warrant to each other their right, title, and authority to enter into this Amendment without the consent, joinder or approval of any other person or entity, including, without limitation, mortgagees, trustees, partners, directors, or shareholders (or to the extent that such consent, joinder, or approval is required, that it will have been obtained prior to executing this Amendment). 13. Conflict; Ratification. Except as specifically set forth in this Amendment, the parties hereby acknowledge and agree that the Lease is unmodified and in full force and effect, and further hereby ratify, affirm, and confirm the Lease as amended by this Amendment. In the event of a conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control. From and after the date of this Agreement, the term “Lease” shall be deemed to mean and include the Lease as amended by this Amendment. 14. Counterparts. This Amendment may be executed in counterparts, which taken together shall constitute one instrument, notwithstanding the fact that all signatures are not contained on the same copy. Signatures transmitted by email in portable document format and signatures electronically signed in accordance with the Uniform Electronic Transaction Act (UETA) or the substantive equivalent of the UETA, and with the United States ESIGN Act, shall have the same effect as the delivery of original signatures and shall be binding upon and enforceable against the parties hereto as if such transmittal were an original executed counterpart. 15. Governing Law. The Lease as hereby amended shall be construed and enforced in accordance with the laws of the State of South Carolina. 16. Attorneys’ Fees. If Landlord or Tenant shall deem it necessary to engage attorneys or institute any suit against the other in connection with the enforcement of their respective rights under the Lease as hereby amended, the declaration of their rights hereunder, or the protection of Landlord's or Tenant's interests under the Lease as hereby amended, the non-prevailing party shall reimburse the prevailing party for its expenses incurred as a result thereof, including, without limitation, reasonable court costs and attorneys' fees. 17. No Waiver. Landlord’s and Tenant’s execution of this Amendment shall in no way be deemed a waiver of Landlord’s or Tenant’s rights or remedies under the Lease with respect to any defaults (if any) by Tenant or Landlord not specifically addressed in this Amendment. [Signature pages follow.]

The parties have signed this Lease on the date first above written. LANDLORD: 30 FIELDS, LLC, a South Carolina limited liability company By: Fields-Realty, LLC, its Manager By: Kim B. Fields, Authorized Member TENANT: 30 SYSTEMS CORPORA TrON, a Delaware corporation By: ___________ _ Name: Andrew M. Johnson Title: Executive Vice President, Chief Legal Officer, and Secretary 11 /s/ Kim B. Fields ` /s/ Andrew M. Johnson

12 EXHIBIT C-1 PRELIMINARY WATERFORD II BUILDING PLANS